EXHIBIT 10.22

AMENDMENT TO DISTRIBUTION AGREEMENT

This Amendment (this “Amendment”) is entered into as of December 20, 2007, by and between ID Biomedical Corporation (“IDB”) and Henry Schein, Inc. (“HSI”).

HSI and IDB have entered into a certain Distribution Agreement for Fluviral influenza and vaccine as of December 2, 2004 and have entered into certain amendments to that agreement from time to time (as amended, the “Agreement”). In December 2005, IDB became a wholly owned subsidiary of GlaxoSmithKline Inc., a wholly owned subsidiary of GlaxoSmithKline plc and an affiliate of SmithKline Beecham Corporation d/b/a GlaxoSmithKline (“GSK”). HSI and IDB desire to make certain amendments to the Agreement as set forth herein, including a clarification regarding a dispute of the appropriate interpretation of the Agreement with respect to payments by HSI to IDB of the Federal excise tax, currently in the amount of $0.75 per dose, levied against the sale of flu vaccine in the United States.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to conditions set forth below, HSI and IDB, intending to be legally bound hereby, agree to amend the Agreement as follows:

1.                         Definitions. All capitalized terms used in this Amendment without definition shall have the meanings set forth in the Agreement.

2.                      Federal Excise Tax. Section 4.1 is hereby amended, for the 2007/2008 Flu Season, by adding the following sentences at the end thereof: “For purposes of clarification, in addition to the Purchase Price, HSI shall also pay to IDB for all Product shipped to HSI for the 2007/2008 Flu Season all applicable Federal excise taxes on all Product shipped to HSI in effect on the date of IDB’s shipment of Product to HSI; and any such Federal excise tax shall not be included in the calculation of the Net Sales Revenue either as amounts invoiced or as a reduction of the gross amounts invoiced. In the event that any Product sold to HSI on which HSI has paid IDB the Federal excise tax is not used in the 2007/2008 Flu Season by a customer of HSI (or not sold by HSI), HSI may return such Product to IDB’s designated location for such returns and IDB will seek reimbursement for the Federal excise tax paid by HSI from the Federal government and will pay any such reimbursement to HSI. Any such return or reimbursement will not include a refund or reimbursement by IDB of the Purchase Price of such Product. In the event that the laws, rules or regulations governing the Federal excise tax change from time to time, the parties will negotiate in good faith reasonable amendments to the Agreement to address those changes consistent with this provision.”

3.                      Effect of Amendment. Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

4.                      Miscellaneous. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carryout the purposes and intent of this Amendment.

5.                      Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEROF, each Party has caused this Amendment to the Agreement to be executed on its behalf by its duly authorized office as of the date first above written.

ID Biomedical Corporation	Henry Schein, Inc.

By:	/s/ Kurt Henjes	By:	/s/ Philip A. Baseil
Title:	Director	Title:	V.P. Vendor Relations
Henry Schein Inc., Medical